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                     VANGUARD(R) CONVERTIBLE SECURITIES FUND

                SUPPLEMENT TO THE PROSPECTUS DATED MARCH 12, 2004

THE FUND'S BENCHMARK CHANGES
Credit Suisse First Boston is planning to eliminate the Credit Suisse First Boston Convertible Securities Index, which is the current benchmark index for Vanguard Convertible Securities Fund. Accordingly, the Fund's board of trustees has approved the Merrill Lynch All U.S. Convertibles Index, a similar index tracking U.S. corporate convertible securities, as the Fund's new benchmark index, effective December 1, 2004.
   The Fund's investment objective, strategies, and policies remain unchanged. The Fund remains closed to new and existing investors.




(C)2004 The Vanguard Group, Inc.
All rights reserved.
Vanguard Marketing Corporation, Distributor.
                                                                    PSA82 102004
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                   VANGUARD/(R)/ CONVERTIBLE SECURITIES FUND

   SUPPLEMENT TO THE STATEMENT OF ADDITIONAL INFORMATION DATED MARCH 12, 2004


THE FUND'S BENCHMARK CHANGES

Credit Suisse First Boston is planning to eliminate the Credit Suisse First Boston Convertible Securities Index, which is the current benchmark index for Vanguard Convertible Securities Fund. Accordingly, the Fund's board of trustees has approved the Merrill Lynch All US Convertibles Index, a similar index tracking U.S. corporate convertible securities, as the Fund's new benchmark index, effective December 1, 2004.


 The Fund's investment objective, strategies, and policies remain unchanged. The Fund remains closed to new and existing investors.








(C)2004 The Vanguard Group, Inc.
All rights reserved.

Vanguard Marketing Corporation, Distributor.                          102004